Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA  94304
Phone (650) 493-9300

April 24, 2009

Linear Technology Corporation
1630 McCarthy Boulevard
Milpitas, California 95035

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Linear Technology Corporation with the Securities and Exchange Commission on or about April 24, 2009 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of your common stock (the “Shares”) reserved for issuance under the 2005 Employee Stock Purchase Plan (the “Plan”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and the agreements that accompany the Plan, and after the Company receives the required stockholders’ approval for the reservation of the Shares under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                                  Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
                                                   Professional Corporation
                                                  /s/ Wilson Sonsini Goodrich & Rosati, P.C.